EXHIBIT 99.2
ITEM 6. SELECTED FINANCIAL DATA.
The selected financial data should be read in conjunction with the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and accompanying notes included elsewhere in this report.
The selected historical income statement data may not be indicative of the revenues and expenses that would have existed or resulted if we had operated independently of Citi. Similarly, the selected historical balance sheet data as of and prior to December 31, 2009 may not be indicative of the assets and liabilities that would have existed or resulted if we had operated independently of Citi. The selected historical financial data are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.
Our corporate reorganization has resulted and will continue to result in financial performance that is materially different from that reflected in the historical financial data that appear elsewhere in this report. Due to the timing of our corporate reorganization and its impact on our financial position and results of operations, year-over-year comparisons of our financial position and results of operations will reflect significant non-comparable accounting transactions and account balances. See “Management's Discussion and Analysis of Financial Condition and Results of Operations – The Transactions.”

	Year ended December 31,
	2011	2010		2009	2008 (2)	2007
	(In thousands, except per-share amounts)
Statements of income data
Revenues:
Direct premiums	$2,229,467	$2,181,074		$2,112,781	$2,092,792	$2,003,595
Ceded premiums	(1,703,075)	(1,450,367)		(610,754)	(629,074)	(535,833)
Net premiums	526,392	730,707		1,502,027	1,463,718	1,467,762
Commissions and fees	412,979	382,940		335,986	466,484	545,584
Net investment income	108,601	165,111		351,326	314,035	328,609
Realized investment gains (losses), including other-than-temporary impairment losses	6,440	34,145		(21,970)	(103,480)	6,527
Other, net	48,681	48,960		53,032	56,187	41,856
Total revenues	1,103,093	1,361,863		2,220,401	2,196,944	2,390,338
Benefits and expenses:
Benefits and claims	242,696	317,703		600,273	938,370	557,422
Amortization of deferred policy acquisition costs	104,034	147,841		352,257	127,922	295,437
Sales commissions	191,722	180,054		162,756	248,020	296,521
Insurance expenses	89,192	105,132		179,592	173,341	163,888
Insurance commissions	38,618	48,182		50,750	33,081	35,643
Interest expense	27,968	20,872		—	—	—
Goodwill impairment	—	—		—	194,992	—
Other operating expenses	164,954	180,610		132,978	152,773	136,634
Total benefits and expenses	859,184	1,000,394		1,478,606	1,868,499	1,485,545
Income before income taxes	243,909	361,469		741,795	328,445	904,793
Income taxes	86,718	129,013		259,114	177,051	317,436
Net income	$157,191	$232,456		$482,681	$151,394	$587,357
Earnings per share - basic	$2.11	$3.09	(1)	n/a	n/a	n/a
Earnings per share - diluted	$2.08	$3.06	(1)	n/a	n/a	n/a
Dividends per common share	$0.10	$0.02		n/a	n/a	n/a

EX 99.2-1

	December 31,
	2011	2010	2009	2008 (2)	2007
	(In thousands)
Balance sheet data
Investments	$2,021,504	$2,153,584	$6,471,448	$5,355,458	$5,494,495
Cash and cash equivalents	136,078	126,038	602,522	302,354	625,350
Due from reinsurers	3,855,318	3,731,002	851,635	825,791	822,750
Deferred policy acquisition costs, net	904,485	738,946	2,520,251	2,478,565	2,282,434
Total assets	9,851,820	9,769,409	13,429,883	11,253,055	12,778,607

Future policy benefits	4,614,860	4,409,183	4,197,454	4,023,009	3,650,192
Note payable	300,000	300,000	—	—	—
Total liabilities	8,525,170	8,412,881	8,662,612	7,303,772	8,147,447
Stockholders' equity	1,326,650	1,356,528	4,767,271	3,949,283	4,631,160
____________________

(1)
Calculated on a pro forma basis using weighted-average shares, including the shares issued or issuable upon lapse of restrictions following our April 1, 2010 corporate reorganization as though they had been issued and outstanding on January 1, 2010.

(2)	Includes a $207.5 million pre-tax charge due to a change in our DAC and reserve estimation approach implemented as of December 31, 2008.

EX 99.2-2